LANDSBURG PLATT RASCHIATORE & DALTON
                        Certified Public Accountants
     117 South 17th Street  13th Floor  Philadelphia Pennsylvania 19103
                       215-561-6633  FAX 215-561-2070


To the Board of Directors of
The O'Higgins Fund
Valley Forge, Pennsylvania

In planning & performing our audit of the financial statements of The O'Higgins Fund for the year ended December 31, 1998, we considered its internal control, including controls over safeguarding securities, in order to determine our au-diting procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The O'Higgins Fund is responsible for establishing and main-taining internal control. In fulfilling this responsibility, estimates & judg-ments by management are required to assess the expected benefits & related costs of controls. Generally, controls that are revalent to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting princi-ples. These controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of in-ternal control to future periods is subject to the risk that it may become in-adequate because of changes in conditions or that the effectiveness of the de-sign and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards establish-ed by the American Institute of Certified Public Accountants. A material weak-ness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risks that er-rors or irregularities in amounts that would be material in relation to the fi-financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including controls over safeguarding securities that we consider to be material weakness-es as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


Mathieson Aitken Jemison, CCP
Philadelphia, Pennsylvania
January 14, 1999